Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Presto Automation Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	(2)	2,984,302	(3)	$0.20	$596,860.40	$0.00014760	$88.10
Total Offering Amounts							$596,860.40	$0.00014760	$88.10
Total Fee Offsets									—
Net Fee Due									$88.10

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Presto Automation Inc. (the “Company”) that may become issuable under the terms of the Company’s Amended and Restated 2022 Incentive Award Plan (the “A&R 2022 Incentive Plan”) by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low selling prices of the Common Stock on February 14, 2024, as reported on the Nasdaq Stock Market LLC.

(3)	Represents the sum of (x) 2,000,000 shares of Common Stock reserved for issuance under the A&R 2022 Incentive Plan and (y) 984,302 shares of Common Stock that were previously granted as restricted stock units under the Company’s 2022 Incentive Award Plan and subsequently forfeited, cancelled, or otherwise terminated and returned to the plan without the delivery of any shares of common stock thereunder.

Table 2 – Fee Offset Claims and Sources

N/A